Exhibit 99.1

News Release

®

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:    Glenn Eanes

  Vice President and Treasurer

  540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES SECOND QUARTER RESULTS

WINCHESTER, Virginia (November 29, 2007) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for its second quarter of fiscal year 2008, that ended on October 31, 2007.

Net sales declined 24% as compared with the second quarter of the prior fiscal year to $160,231,000. Sales of core products declined 17% in the second quarter, as both remodeling sales and new construction sales declined compared with the second quarter of the prior year. Net sales for the six-month period ended October 31, 2007 declined 25% to $326,287,000 as compared with the comparable six-month period of the prior fiscal year.

Net income for the second quarter of fiscal 2008 was $1,152,000, or $0.08 per diluted share, compared with net income of $9,188,000, or $0.57 per diluted share, in the prior year. Net income for the first six months of fiscal 2008 was $6,256,000, or $0.42 per diluted share, down 72% from the prior year’s $22,601,000, or $1.40 per diluted share.

Gross profit for the second quarter of fiscal 2008 was 17.3% of sales, as compared with 20.3% in the previous year. Gross profit for the first six months of fiscal 2008 was 19.0% of sales, down from 21.2% in the prior year. The decline in gross profit margin experienced during the second quarter of fiscal 2008 primarily reflected the unfavorable impact of inefficiencies in labor and overhead costs stemming from the impact of lower sales volumes, new product launches, higher medical costs and rising fuel costs. These inefficiencies more than offset favorability related to an improved sales mix that resulted from the prior completion of the Company’s low-margin products transition. The gross margin rate for the latest quarter was also adversely impacted by a change in the form of the Company’s sales promotional participation with one of its retail customers. This change in form did not affect net income but shifted costs that had previously been selling and marketing expenses to a reduction of sales revenue, reducing gross margin by 1.0% of sales.

Selling, general and administrative costs were 16.5% of net sales in the second quarter of fiscal 2008, up from 13.5% of net sales in the prior year. Selling, general and administrative costs were 16.3% of net sales in the first six months of fiscal 2008, up from 13.0% in the prior year. The increase in the second quarter of fiscal 2008 was due primarily to a pre-tax provision of $1.5 million for doubtful accounts from new construction customers, and to a lesser extent to an increase in sales and marketing costs relating to the Company’s efforts to gain market share, including increased product displays for new customers and launch costs for new products. Offsetting these increases was the impact of reduced performance-based compensation.

The Company generated $2.4 million of free cash flow (calculated as cash provided by operations less cash used for investing activities) in the second quarter of fiscal 2008 and repurchased $6.1 million of its common stock. For the six-month period ended October 31, 2007, the Company generated $8.2 million of free cash flow and repurchased $17.8 million of its common stock.

Looking ahead to the remainder of fiscal year 2008, the Company expects that the continuing impact of tighter credit conditions and falling real estate prices will cause the remodeling and new construction markets to remain subdued until these conditions are resolved. These difficult market conditions have contributed to several of the Company’s new construction customers experiencing deteriorating financial condition, including two that recently filed for bankruptcy protection. Consequently, the Company is reducing its sales expectations for fiscal 2008, to a decline of 14% to 18% as compared with fiscal year 2007 results. Excluding the reduction of approximately $35 million of low-margin product sales that occurred in fiscal 2007, the Company now expects core sales will decline by 10% to 12% during fiscal 2008, with remodeling sales declining mid-single digits and new construction sales declining in the high teens.

The Company expects that the factors which led to reduced gross margins during the second quarter of fiscal 2008 will continue to impact gross margin for the remainder of the fiscal year. Consequently, the Company now expects its gross margin rate for the fiscal year to approximate 18.5%. The Company expects results for its third fiscal quarter ending January 31, 2008 will approach break-even, and that modest profits will be achieved in the fourth quarter. Overall, the Company is reducing its earnings guidance for fiscal year 2008 to $0.70 to $0.90 per diluted share, as compared with $2.04 in the prior fiscal year.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates fifteen manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended October 31		Six Months Ended October 31
	2007	2006	2007	2006
Net Sales	$160,231	$210,818	$326,287	$433,570
Cost of Sales & Distribution	132,522	167,955	264,269	341,596

Gross Profit	27,709	42,863	62,018	91,974
Sales & Marketing Expense	18,525	17,906	38,743	35,830
G&A Expense	7,859	10,554	14,526	20,560

Operating Income	1,325	14,403	8,749	35,584
Interest & Other (Income) Expense	(349)	(416)	(860)	(869)
Income Tax Expense	522	5,631	3,353	13,852

Net Income	$1,152	$9,188	$6,256	$22,601

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	14,483,283	15,981,527	14,774,162	16,126,993
Earnings Per Diluted Share	$0.08	$0.57	$0.42	$1.40

Balance Sheet

	October 31 2007	April 30 2007
Cash & Cash Equivalents	$46,202	$58,125
Customer Receivables	39,271	38,074
Inventories	53,612	56,349
Other Current Assets	12,135	11,260

Total Current Assets	151,220	163,808
Property, Plant & Equipment	160,728	166,821
Other Assets	17,456	18,066

Total Assets	$329,404	$348,695

Current Portion – Long-Term Debt	$862	$854
Accounts Payable & Accrued Expenses	62,233	67,206

Total Current Liabilities	63,095	68,060
Long-Term Debt	26,592	26,908
Other Liabilities	22,478	27,630

Total Liabilities	112,165	122,598
Stockholders’ Equity	217,239	226,097

Total Liabilities & Stockholders’ Equity	$329,404	$348,695

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Condensed Consolidated Statements of Cash Flows

	Six Months Ended October 31
	2007	2006
Net Cash Provided by Operating Activities	$18,832	$52,702
Net Cash Used by Investing Activities	(10,643)	(10,553)
Net Cash Used by Financing Activities	(20,112)	(21,538)

Net Increase/(Decrease) in Cash and Cash Equivalents	(11,923)	20,611
Cash and Cash Equivalents, Beginning of Period	58,125	47,955

Cash and Cash Equivalent, End of Period	$46,202	$68,566

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